Exhibit 99.2

Contact: Sean McHugh
Vice President
Investor Relations and Communications
(970) 506-7490
sean.mchugh@swiftbrands.com
SWIFT & COMPANY, S&C HOLDCO 3, INC. AND SWIFT FOODS COMPANY
ANNOUNCE RECEIPT OF REQUISITE CONSENTS
FOR CONSENT SOLICITATIONS
GREELEY, COLO., June 21, 2007 – Swift & Company (“S&C”) and its affiliates S&C Holdco 3, Inc. (“S&C Holdco 3”) and Swift Foods Company (“SFC” and, together with S&C and S&C Holdco 3, the “Companies”), today announced in connection with the previously announced cash tender offers and consent solicitations that S&C has received validly tendered and not withdrawn tenders and consents of (i) approximately $ 261.0 million of outstanding 10-1/8% Senior Notes due 2009 (the “10-1/8% Senior Notes”), or approximately 97.4% of the aggregate principal amount of 10-1/8% Senior Notes outstanding and (ii) approximately $132.6 million of outstanding 12-1/2% Senior Subordinated Notes due January 1, 2010 (the “Subordinated Notes”), or approximately 88.4% of the aggregate principal amount of Subordinated Notes outstanding, S&C Holdco 3 has received validly tendered and not withdrawn tenders and consents of approximately $87.6 million of outstanding 11.00% Senior Notes due 2010 (the “11.00% Senior Notes”), or approximately 70.0% of the aggregate principal amount of 11.00% Senior Notes outstanding, and SFC has received validly tendered and not withdrawn tenders and consents of approximately $84.5 million of outstanding 10.25% Convertible Senior Subordinated Notes due 2010 (the “Convertible Notes”), or approximately 89.7% of the aggregate principal amount of Convertible Notes outstanding. The 10-1/8% Senior Notes, the Subordinated Notes, the 11.00% Senior Notes and the Convertible Notes are collectively referred to herein as the “Notes.”
Accordingly, each Company has received the requisite consents to adopt the proposed amendments to the applicable indentures governing the Notes pursuant to the consent solicitations. Each Company, the applicable guarantors and the trustee have entered into a supplemental indenture for the applicable Notes giving effect to the amendments. The amendments to the indentures contained in such supplemental indentures become effective upon execution of the supplemental indenture, but will not become operative until the date on which all Notes validly tendered prior to the Offer Expiration Date, which is midnight, New York City time, on July 5, 2007, unless extended or terminated (the “Offer Expiration Date”), are accepted for purchase pursuant to the terms of the Offer Documents (as defined below).
The tender offers and consent solicitations are being made upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated June 7, 2007 (the “Original Statement”), as amended and supplemented by the Supplement and Amendment to Offer to Purchase and Consent Solicitation Statement dated June 19, 2007 (the “Supplement” and, together with the Original Statement, the “Statement”), and the accompanying Consent and Letter of Transmittal (collectively, the “Offer Documents”). The

Companies are making the tender offers and consent solicitations in connection with the previously announced acquisition of SFC by J&F Participações, S.A., a Brazilian corporation (the “Acquisition”).
The tender offers by each Company will expire on the Offer Expiration Date and the deadline for holders of the Notes to tender their Notes will be the Offer Expiration Date. The right to withdraw tendered Notes and to revoke delivered consents terminated upon execution of the supplemental indentures.
The tender offers are conditioned upon, among other things, the consummation of the Acquisition. Each Company expects to pay for any of its Notes purchased pursuant to its tender offer and consent solicitation in same-day funds on a date promptly following the satisfaction or waiver of the conditions to the closing of the Acquisition and the acceptance of such validly tendered and not withdrawn Notes.
The Companies have retained J.P. Morgan Securities Inc. to act as the Dealer Manager and the Solicitation Agent in connection with the tender offers and consent solicitations. Questions about the tender offers and consent solicitations may be directed to J.P. Morgan Securities Inc. at (800) 245-8812 (toll free) or (212) 270-1477 (collect). Copies of the Offer Documents may be obtained from D.F. King & Co., Inc., the Information Agent for the tender offers and consent solicitations, at (800) 290-6427 (toll free) or (212) 269-5550 (collect).
The tender offers and consent solicitations are being made solely on the terms and conditions set forth in the Offer Documents. Under no circumstances shall this press release constitute an offer to buy or the solicitation of an offer to sell the Notes or any other securities of any of the Companies. No recommendation is made as to whether holders of the Notes should tender their Notes.
About Swift & Company
With nearly $10 billion in annual sales, Swift & Company is the third-largest processor of fresh beef and pork in the U.S. and the largest beef processor in Australia. Founded in 1855 and headquartered in Greeley, Colorado, Swift processes, prepares, packages, markets and delivers fresh, further-processed and value-added beef and pork products to customers in the United States and international markets. For more information please visit www.swiftbrands.com.
Information Concerning Forward-Looking Statements
This press release contains certain statements, projections and forecasts regarding Swift & Company’s future business plans, financial results, products and performance that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by the use of such words as “may,” “will,” “should,” “expects,” “plans,” “anticipates” and “believes.” There are a number of risks and uncertainties that could cause the actual results to differ materially. Some of these risks and uncertainties include product liability claims and recalls, livestock disease, fluctuating raw material costs and selling prices, changes in consumer preferences, compliance with environmental regulations and labor relations, operating in a competitive environment, uncertainties related to the completion of the Acquisition, including the fulfillment or waiver of conditions to the closing under the related merger agreement, and other general economic conditions and other risks described in S&C Holdco 3’s Annual Report on Form 10-K filed with the Securities and Exchange Commission and available on the SEC’s website. Statements in this press release are based on the information available to the Companies as of the date of this release. The Companies undertake no obligation to update the information contained in this press release.
Swift & Company files information with the Securities and Exchange Commission under its parent’s name of S&C Holdco 3, Inc. Filings may be viewed at: http://www.sec.gov.
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